UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2010

Xplore Technologies Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-52697	26-0563295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14000 Summit Drive, Suite 900

Austin, Texas 78728

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:

(512) 336-7797

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1— Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Summary of Recapitalization

On November 3, 2010, Xplore Technologies Corp. (the “Company”), and its wholly owned subsidiary Xplore Technologies Corporation of America (“Subsidiary,” together with the Company, the “Borrowers”), entered into agreements with Phoenix Venture Fund LLC (“Phoenix”), the Company’s principal stockholder, and others, including Philip Sassower, the Company’s Chief Executive Officer and Chairman of the Board and co-manager of the managing member of Phoenix, and entities controlled by Mr. Sassower, in connection with a recapitalization of the Company (the “Recapitalization”).

More specifically, on November 3, 2010, the Company entered into an Exchange Agreement pursuant to which the Company and holders representing more than a majority in interest of the Company’s outstanding senior secured subordinated indebtedness and the Company’s secured subordinated indebtedness agreed to exchange all of the Company’s outstanding senior secured subordinated and secured subordinated indebtedness, which is estimated to be in the aggregate principal amount of approximately $9,327,500 at the time of closing, plus approximately $110,000 in accrued and unpaid interest, into shares of the Company’s Series D Participating Convertible Preferred Stock, par value $0.001 (the “Series D Preferred Stock”), at an exchange price of $1.00 per share for each $1.00 of such indebtedness. The Series D Preferred Stock issued under the Exchange Agreement will be convertible into the Company’s common stock, $0.001 par value (“Common Stock”), at an initial conversion price of $0.04 per share. Assuming that 9,437,500 shares of the Series D Preferred Stock are issued upon consummation of the Recapitalization, it is expected that holders of the Company’s subordinated indebtedness, including Phoenix, would acquire approximately 31.5% of the outstanding Common Stock on a fully diluted basis as of the anticipated closing date.

Upon consummation of the Recapitalization, assuming the Company issues 9,437,500 shares of Series D Preferred Stock, immediately following the closing, it is expected that Phoenix will beneficially own approximately 30.4% of the outstanding shares of Common Stock and Mr. Sassower and entities affiliated with him (other than Phoenix) will beneficially own approximately 19.2% of the outstanding shares of Common Stock. Accordingly, upon consummation of the Recapitalization, Phoenix and Mr. Sassower, together with affiliated entities, will decrease their beneficial ownership of Common Stock from approximately 54.3% to 49.6%.  A special committee comprised of the Company’s independent directors reviewed and approved the Recapitalization and the Bridge Financing described below.

The rights, powers and preferences of the Series D Preferred Stock, the material terms of the Exchange Agreement and the other agreements entered into in connection with the Recapitalization are summarized below.

Terms of Series D Preferred Stock

The material rights, preferences, powers and restrictions of the Series D Preferred Stock are summarized below.

Authorized Shares and Liquidation Preference.  The number of authorized shares of Series D Preferred Stock will be 15,000,000. The shares of Series D Preferred Stock will have a liquidation preference of $1.00 per share plus accrued dividends.

Ranking.  The Series D Preferred Stock will rank senior to the Company’s outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and all shares of Common Stock with respect to dividend rights and rights on liquidation, winding-up and dissolution.

Dividends.  The Series D Preferred Stock will accrue dividends at the rate of 10% per annum, payable quarterly, and payable, at the Company’s option, in cash or additional shares of Series D Preferred Stock valued at $1.00 per share. No dividends will be paid on the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock so long as any dividends on the Series D Preferred Stock remain unpaid.

Liquidation.  In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series D Preferred Stock will be entitled to receive liquidating distributions in the amount of $1.00 per share plus any accrued and unpaid dividends. After receipt of the liquidation preference, the shares of Series D Preferred Stock will participate with the Common Stock in remaining liquidation proceeds (after payment of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock liquidation preferences, including accrued and unpaid dividends) pro rata on an as-converted basis. A merger or consolidation (other than one in which the then current stockholders own a majority of the voting power in the surviving or acquiring corporation) or a sale, lease transfer, exclusive license or other disposition of all or substantially all of the Company’s assets will be treated as a liquidation event triggering the liquidation preference.

Voting Rights.  Holders of the Series D Preferred Stock will vote together with the Common Stock and the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock on an as-converted basis on all matters brought before the Company’s stockholders. In addition, the holders of Series D Preferred Stock will vote as a separate class in connection with the protective provisions described below and as otherwise required by law.

Protective Provisions.  So long as at least 10% of the shares of Series D Preferred Stock originally issued in the Recapitalization remain outstanding, the Company will not, without the prior written consent of at least a majority of the then outstanding shares of Series D Preferred Stock, either directly or indirectly, by amendment, merger, consolidation or otherwise:

(i)            amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or the Company’s bylaws in a manner that adversely affects the Series D Preferred Stock;

(ii)           create or authorize the creation of, or issue any shares of capital stock with equal or superior rights, preferences or privileges to those of the Series D Preferred Stock;

(iii)          increase the number of authorized shares of Series D Preferred Stock; or

(iv)          purchase or redeem or pay or declare any dividend on any shares of capital stock other than dividends on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock as authorized in the Amended and Restated Certificate of Incorporation.

Voluntary Conversion.  Each share of Series D Preferred Stock is convertible into shares of Common Stock at any time, at the option of the holder, at an initial conversion price of $0.04 per share. The conversion price is subject to adjustment for stock dividends, splits, combinations and similar events and, with certain exceptions, the issuance of additional shares of Common Stock, or equity securities convertible into or exchangeable for Common Stock, by the Company at a purchase price less than the then current conversion price of the Series D Preferred Stock.

Mandatory Conversion.  Each share of Series D Preferred Stock will automatically be converted into shares of Common Stock at the then applicable conversion price upon (i) the closing of a public offering of Common Stock at not less than $0.85 per share, resulting in at least $20,000,000 of net proceeds to the Company, (ii) the conversion of 100% of the Series A Preferred Stock, or (iii) the written consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock.

Exchange Agreement

Under the Exchange Agreement, the consummation of the Recapitalization is subject to certain conditions, including (i) the representations and warranties the Company made in the Exchange Agreement being true and correct as of the closing date; (ii) no event causing a material adverse effect on the Company’s business having occurred since March 31, 2010; (iii) the Company’s stockholders having approved an Amended and Restated Certificate of Incorporation described below; and (iv) Messrs. Sassower and Goren having been elected the Series A Directors to the Company’s Board of Directors at the annual meeting of the Company’s stockholders expected to be held in late

December 2010. Under the Exchange Agreement, the Company agreed to indemnify Phoenix and the other noteholders for any claims made against them relating to the execution, delivery and performance of the Exchange Agreement or other documents related thereto, or the transactions contemplated thereby, and the ownership of the Series D Preferred Stock by the noteholders after closing.

Registration Rights Agreement

If the Recapitalization is consummated, the Company will enter into a Registrations Rights Agreement with Phoenix and the other holders of the Series D Preferred Stock. Pursuant to the Registration Rights Agreement, the Company will be obligated to file a registration statement on the appropriate form with the Securities and Exchange Commission within 60 days following written notice from holders of at least 20 percent of the outstanding shares of Series D Preferred Stock, registering the resale of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock issued under the Exchange Agreement, provided that the fair market value of the shares of Common Stock to be registered pursuant to the demand equals at least $2,000,000.  The Company is obligated to use its best efforts to cause the registration statement to be declared effective and will bear all expenses incurred in preparation and filing of the registration statement.  The holders of Series D Preferred Stock will have up to three demand registrations on Form S-1 or any successor thereof and up to four demand registrations on Form S-3 or any successor thereof.  In addition, Phoenix and the other recipients of the Series D Preferred Stock have “piggy-back” registration rights, pursuant to which they may include registrable securities held by them in any of the Company’s subsequent registration of securities, subject to certain conditions.

Amended and Restated Certificate of Incorporation

As a condition to the closing of the Recapitalization, the Company is obligated to amend and restate its Certificate of Incorporation.  At the annual meeting of the Company’s stockholders, the stockholders will be asked to consider and vote upon a proposal to approve an Amended and Restated Certificate of Incorporation that will (i) increase the number of authorized shares of Common Stock from Four Hundred Fifty Million (450,000,000) to One Billion Three Hundred Fifty Million (1,350,000,000) shares, (ii) establish the terms and provisions of the Series D Preferred Stock, and (iii) amend certain of the terms and provisions of the Company’s existing Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.  Approval of the Amended and Restated Certificate of Incorporation will allow the Company to complete the Recapitalization and have additional shares of capital stock available for possible future capital raising activities and such other matters as approved by its Board of Directors.

The above description of the Exchange Agreement is qualified in its entirety by reference to the terms of the Exchange Agreement attached hereto as Exhibit 10.1. The above description of the Registration Rights Agreement is qualified in its entirety by reference to the terms of the form of Registration Rights Agreement attached hereto as Exhibit10.2. The above description of the Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to the terms of the Amended and Restated Certificate of Incorporation attached as Annex A to the Company’s Preliminary Proxy Statement on Schedule 14A filed with the Commission on November 3, 2010.

Summary of Amendments to Bridge Financing

On November 3, 2010, the Company also entered into Amendment No. 2 to the Note Purchase Agreement dated as of November 5, 2009 (the “Amendment Agreement”), which amended a previously executed Note Purchase Agreement (the “Original NPA”), as amended by an Amendment No. 1 to the Note Purchase Agreement dated as of November 5, 2009 executed on August 18, 2010 (the “First Amendment”). Under the Original NPA, the Borrowers issued senior secured promissory notes in the aggregate principal amount of $3,210,000 (the “Original Notes”) and warrants to purchase 32,100,000 shares of Common Stock, at an exercise price of $0.10 per share. The First Amendment provided that upon the approval of Phoenix in its sole discretion, the Borrowers could issue up to an additional $2,000,000 in aggregate principal amount of senior secured promissory notes (the “Bridge Notes”), and three-year warrants to purchase up to 28,571,429 shares of Common Stock at an exercise price of $0.07 per share (the “Bridge Warrants”).  The Amendment Agreement provides that, upon Phoenix’s approval, the Borrowers may issue up to an aggregate principal amount of $3,000,000 in Bridge Notes and the exercise price of the Bridge Warrants would be $0.04 per share. In addition, under the Amendment Agreement Bridge Warrants to purchase 12,142,858 shares of

Common Stock at $0.07 per share previously issued under the First Amendment will be replaced with Bridge Warrants to purchase 21,250,000 shares of Common Stock at $0.04 per share. The Bridge Notes and Bridge Warrants may be issued by the Borrowers in multiple closings.

The Bridge Notes are substantially similar to the Original Notes.  The Bridge Notes are due and payable in full on December 31, 2011 and bear interest at the rate of 10% per annum.  Interest on the Bridge Notes may be paid in cash or, at the option of the Company, shares of Common Stock.  The Bridge Notes are secured, with the Original Notes, by all of the assets of the Borrowers and the indebtedness under the Bridge Notes and the Original Notes and the security interest granted by the Borrowers therein is senior to all indebtedness of the Borrowers other than up to $4,750,000 of the Borrowers’ indebtedness to DSCH Capital Partners, LLC, d/b/a Far West Capital, the Company’s senior lender, in connection with the Accounts Receivable Purchasing Agreement, dated December 10, 2009, as amended.

The Bridge Warrants are substantially similar to the warrants issued with the Original Notes (the “Original Warrants”), except that the Bridge Warrants expire on August 17, 2013, rather than January 14, 2003.  The Bridge Warrants may be exercised in whole or in part and contain a cashless exercise provision.  The exercise price and the number of shares of Common Stock purchasable upon exercise of the Bridge Warrants are subject to adjustment (under formulae set forth in the Bridge Warrants) upon the occurrence of certain events, including: (i) stock dividends, stock splits or reverse stock splits; (ii) the payment of dividends on the Common Stock payable in shares of Common Stock or securities convertible into Common Stock; (iii) a recapitalization, reorganization or reclassification involving the Common Stock, or a consolidation or merger of the Company; or (iv) issuances of shares of Common Stock, or deemed issuances of Common Stock, at a price less than the Bridge Warrant exercise price at the time.

Phoenix, the purchaser of Bridge Notes in the aggregate principal amount of $850,000 prior to the date of the Amendment Agreement, is the beneficial owner of over 10% of the outstanding Common Stock and, therefore, had a material relationship with the Company prior to the execution of the Amendment Agreement.

The above description of the Amendment Agreement is qualified in its entirety by reference to the terms of the Amendment Agreement attached hereto as Exhibit 10.3.  The above description of the Bridge Notes and the Bridge Warrants is qualified in its entirety by reference to the terms of the Original Notes attached to the Company’s Current Report on Form 8-K dated November 10, 2009 as Exhibit 10.2 and the terms of the Original Warrants attached the Company’s Current Report on Form 8-K dated November 10, 2009 as Exhibits 10.3.

Section 7— Regulation FD

Item 7.01 Regulation FD Disclosure

On November 3, 2010, the Company issued a press release announcing the Company’s entry into the Exchange Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.  In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description
10.1	Exchange Agreement, dated November 3, 2010.

10.2	Form of Registration Rights Agreement
10.3	Amendment No. 2 to Note Purchase Agreement Dated November 5, 2009, dated as of November 3, 2010.
99.1	Press Release dated November 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xplore Technologies Corp.

	By:	/s/Michael J. Rapisand
	Name:	Michael J. Rapisand
	Title:	Chief Financial Officer

Dated: November 4, 2010